Exhibit 10.17

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

    This Third Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of July 28, 2006 by and among RC2 Brands, Inc. (“RC2 Brands”), RC2 South, Inc. (“RC2S”), Learning Curve International, Inc. (“LCI”), The First Years Inc. (“TFY”), Racing Champions Worldwide Limited (“RCWL”; RC2 Brands, RC2S, LCI, TFY, and RCWL being referred to herein collectively as the “Borrowers”), Harris N.A., as Administrative Agent, and the Lenders party hereto.

Preliminary Statements

A.    The Borrowers, the Lenders and the Administrative Agent entered into an Amended and Restated Credit Agreement dated as of September 15, 2004 as heretofore amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.    The Borrowers have requested that the Lenders modify the definition of the terms “Applicable Margin” and “EBITDA”, provide for the ability of the Borrowers to increase the aggregate Revolving Credit Commitments by $75,000,000 and make certain other amendments to the Credit Agreement, and the Lenders are wiling to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1  Section 1 of the Credit Agreement shall be amended by inserting a new Section 1.17 to read as follows:

“Section 1.17. Increase in Revolving Credit Commitments. The Borrowers may from time to time in consultation with the Administrative Agent, on any Business Day prior to the Revolving Credit Termination Date so long as no Event of Default exists, increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request at least 10 Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying the additional Revolving Credit Commitments for existing Lender(s) agreeing to increase its/their Revolving Credit Commitment(s) (or identifying one or more additional Lender(s) and the amount of its/their Revolving Credit Commitment(s)); provided, however, that (i) the aggregate of all Commitment Amount Increases shall not exceed $75,000,000, (ii) the aggregate amount of the Revolving Credit Commitments shall not at any time exceed $175,000,000, (iii) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not les than $25,000,000 and (iv) if the Borrowers invite additional Lenders to join this Agreement, such additional Lenders shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The effective date of any Commitment Amount Increase shall be agreed upon by the Borrowers and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans, or the existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 13.12) of the outstanding Revolving Loans and L/C Obligations to the Lenders providing the Commitment Amount Increase so that, after giving effect to such assignments, each Lender (including the Lenders providing the Commitment Amount Increase) will hold Revolving Loans and L/C Obligations equal to its Revolver Percentage of al outstanding Revolving Loans and L/C Obligations. It shall be a condition to such effectiveness that either no Eurodollar Loans be outstanding on the date of such effectiveness or the Borrowers pay any applicable breakage cost under Section 1.12 incurred by any Lender resulting from the repayment of its Revolving Loans. The Borrowers agree to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender's Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.”

1.2  The definitions of the terms “Applicable Margin” and “EBITDA” appearing in Section 5.1 of the Credit Agreement shall be amended and restated in their entirety to read, respectively, as follows:

““Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	CASH FLOW LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR LETTER OF CREDIT FEE AND EURODOLLAR LOANS SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
IV	Greater than or equal to 1.75 to 1.0	0%	1.625%	0.35%
III	Less than 1.75 to 1.0, but greater than or equal to 1.25 to 1.0	0%	1.25%	0.30%
II	Less than 1.25 to 1.0, but greater than or equal to 0.75 to 1.0	0%	1.00%	0.25%
I	Less than 0.75 to 1.0	0%	0.75%	0.20%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrowers ending on or after September 30, 30, 2006, the date on which the Administrative Agent is in receipt of the Borrowers' most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Cash Flow Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrowers have not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Cash Flow Leverage Ratio shall be deemed to be greater than 1.75 to 1.0). If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In al other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders if reasonably determined.

“EBITDA” means, for any Person and with reference to any period, Net Income of such Person and its subsidiaries for such period plus the sum of al amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense of such Person and its subsidiaries for such period, (b) federal, state, and local income taxes for such period of such Person and its subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of such Person and its subsidiaries for such period, and (d) non-cash expenses related to equity awards.”

1.3  Section 5.1 of the Credit Agreement shall be further amended by inserting, in the appropriate alphabetical order, definitions of the terms “Commitment Amount Increase” and “Commitment Amount Increase Request” to read, respectively, as follows:

    “Commitment Amount Increase” is defined in Section 1.17 hereof.

    “Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit I hereto.”

1.4  The Credit Agreement shall be further amended by inserting a new Exhibit I to read as set forth on Annex A attached d hereto.

SECTION 2.  Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of al of the following conditions precedent:

2.1  The Borrowers and the Lenders shall have executed and delivered this Amendment.

2.2  The Borrowers shall have paid to the Administrative Agent, for the account of the Lenders, an amendment fee in an amount equal to 7.5 basis points on the aggregate Revolving Credit Commitments and the outstanding principal balance of the Term Loans on the date hereof.

2.3  Legal maters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Any changes in pricing resulting from the amendment of the term “Applicable Margin” as contemplated herein shall become effective upon the effectiveness of this Amendment.

SECTION 3.  Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrowers hereby represent to the Lenders that, as of the date hereof, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Company delivered to the Lenders) and the Borrowers are in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4.  Miscellaneous.

4.1  Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2  This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, al of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for al purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Pages Follow.]

This Third Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

RC2 Brands, Inc.
RC2 South, Inc.
Learning Curve International, Inc.
The First Years, Inc., a Massachusetts corporation
Racing Champions Worldwide Limited

By   /s/ Curtis W. Stoelting
Name: Curtis W. Stoelting
Title: Chief Executive Officer of
RC2 Brands, RC2S and LCI, President of
TFY and Director of RCWL

Accepted and agreed to as of the date and year first above written.

Harris N.A., in its individual capacity and as Administrative Agent By /s/ Patrick McDonnell Name Patrick McDonnell Title Managing Director

National City Bank of the Midwest By /s/ Jennifer L. Kofod Name Jennifer L. Kofod Title Senior Vice President

U.S. Bank National Association By /s/ Jason C. Nadler Its Vice President

LaSalle Bank National Association By /s/ Michael F. Perry Its First Vice President

Fifth Third Bank (Chicago), a Michigan Banking Corporation By /s/ Kim Puszczewicz Name Kim Puszczewicz Title Vice President

The Northern Trust Company By /s/ Kanika Agarwal Its Officer

Associated Bank, N.A. By /s/ Daniel Holzhauer Its Vice President

Charter One Bank N.A. By /s/ Brian Caldwell Its Vice President